THE INVESTOR RELATIONS GROUP INC.

LETTER OF AGREEMENT

Date: July 30, 2004

Section 1.  Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which The Investor Relations Group, Inc. (IRG) agrees to provide Hesperia Holding Inc.  (the "Company") investor relations services.  These services may include, but are not limited to: overall management of the corporate communications program; designing a corporate fact sheet that can readily be mass produced for distribution to brokers, analysts, and other industry personnel; securing one-on-one and group appointments with industry professionals for presentations by, for, and about Company management; targeted mailings; assistance with compiling promotional materials; writing and editing news releases and other corporate materials; advice on packaging the Company story; and, daily update reports.

Section 2.  Fees.  The Company shall pay to IRG for its investor relations services a maintenance fee of $ 10,000. per month for a renewable term of 12 months beginning  August 1, 2004.  Additionally, for this Agreement, the Company agrees to deliver to IRG 200,000 restricted shares.  40,000 of these shares shall be issued in the name of John G. Nesbett and 160,000 of these shares shall be issued in the name of Dian Griesel and shall be assignable to other IRG employees.

     Fees are payable on or before the 1st day after the beginning of each month which occurs during the Engagement Period. Unless other arrangements have been made and agreed upon in writing, lack of payment for services rendered by the 5th of the month will be considered default of this agreement, and IRG shall be entitled to cease all services on behalf of the Company until such time as payment in full of amounts due is made.  IRG's exclusive remedy for any such default shall be an action to recover fees accrued to IRG before ceasing services on behalf of the Company.

Section 3.  Expenses.  In addition to all other fees payable to IRG hereunder, the Company hereby agrees to reimburse IRG for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder.  These out-of-pocket expenses shall include, but are not limited to: telephone, photocopying, postage, messenger service, clipping service, maintaining mailing lists, information retrieval service, wire services, monitoring advisory service, all production costs for press releases including paper, envelopes, folding, insertion and delivery to the post office, all reasonable travel and entertainment expenses, and all reasonable meeting expenses including rental of audio/visual equipment.  No individual expenses over $500 will be expended without first notifying the Company.  The Company agrees to remit upon the signing of this agreement a check for $10,000 to be placed on deposit with IRG and credited to the Company against expenses incurred, on a permanent basis, throughout the program.  From time to time, the Company will replenish the expense account as necessary to maintain a balance of $3,500.  The balance of said deposit is fully refundable should the program terminate.  A running invoice will be maintained of all expenses incurred and will be submitted to the Company each month.

Section 4.  Indemnification.  The Company and IRG agree to defend, indemnify and hold each other, their affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) arising solely form the Company's or IRG's breach of their obligations, warranties and representations under this Agreement.  It is recognized and agreed by IRG and the Company that neither party shall have any liability hereunder to any Indemnified Person arising from the other party's intentional negligence or willful misconduct.  It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 5.  Term of Agreement and Guarantee of Satisfaction. (a) The engagement of IRG under the provisions of this agreement shall continue until notice of termination is received.  (b) The Company may terminate IRGs engagement hereunder, with or without cause, immediately at any time during this agreement.  Any fees accrued to IRG prior to cancellation will be payable immediately.  (c) IRG may terminate its engagement hereunder, with or without cause, at any time during this agreement.  The obligations of the Company under Sections 4 and 6 shall survive termination or breach of this agreement, with or without cause, by either party.

Section 6.  Severability.  In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 7. Consent to Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of New York, and the parties hereby consent to the exclusive jurisdiction of the State and Federal Courts, located within the City, County and State of New York to resolve any disputes arising under this Agreement.

Section 8.  Other Services.  If the Company desires additional services not included in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to The Investor Relations Group Inc., 11 Stone Street, 3th  Floor, New York, NY 10004, Attention:  Dian Griesel, Ph.D., President & CEO.

                             Very truly yours,

                              /s/ Dian Griesel

                              Dian Griesel

                              Founder & Chairman

                              The Investor Relations Group, Inc.

ACCEPTED AND AGREED

AS OF THE DATE FIRST ABOVE WRITTEN:

/s/ Don M. Shimp

Don Shimp                                         Print Name

Hesperia Holding, Inc.